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                                                        This is:  EX-99.8(aa)(i)

                 AMENDMENT TO FUND PARTICIPATION AGREEMENT

      This Amendment to Fund Participation Agreement (the "Amendment") dated November 23, 2007 among Minnesota Life Insurance Company, a Minnesota corporation, Financial Investors Variable Insurance Trust, a Delaware Statutory Trust (the "Fund"), ALPS Advisers, Inc. a Colorado corporation, ("AAI"), and ALPS Distributors, Inc., a Colorado corporation ("ADI").

      WHEREAS, Minnesota Life Insurance Company, the Fund, AAI, and ADI entered into Fund Participation Agreement dated July 27, 2007 (the "Agreement"); and

      WHEREAS, Minnesota Life Insurance Company, the Fund, AAI, and ADI wish to amend the Agreement in certain respects as more fully set forth below.

      NOW THEREFORE, in consideration of the mutual covenants herein contained and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

      1. Article VII of the Agreement is hereby deleted in its entirety and replaced it with the following:

7.1 The Fund represents and warrants that it has applied for and received an order (File No. IC-27999) from the Commission granting Participating Insurance Companies and variable annuity separate accounts and variable life insurance separate accounts relief from the provisions of Sections 9(a), 13(a), 15(a), and 15(b) of the 1940 Act and Rules 6e-2(b)(15) and 6e-3(T)(b)(15) thereunder, to the extent necessary to permit shares of the Fund to be sold to and held by variable annuity separate accounts and variable life insurance separate accounts of both affiliated and unaffiliated Participating Insurance Companies and qualified pension and retirement plans outside of the separate account context (the "Mixed and Shared Funding Exemptive Order"). The parties to this Agreement agree that the conditions or undertakings specified in the Mixed and Shared Funding Exemptive Order, when granted, and that may be imposed on the Company, the Fund and/or the Adviser by virtue of the receipt of such order by the Commission, will be incorporated herein by reference, and such parties agree to comply with such conditions and undertakings to the extent applicable to each such party.

      2. Except as specifically set forth herein, all other provisions of the Agreement shall remain in full force and effect. Any items not herein defined shall have the meaning ascribed to them in the Agreement.

      IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Amendment as of the date first written above.

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       MINNESOTA LIFE INSURANCE                  FINANCIAL INVESTORS VARIABLE
       COMPANY                                   INSURANCE TRUST

       By:  /s/ Bruce P. Shay                    By:  /s/ Jeremy O. May
            ----------------                          -----------------
       Name:  Bruce P. Shay                      Name:  Jeremy O. May
       Title:  Senior Vice President             Title:  Treasurer


       ALPS ADVISERS, INC.                       ALPS DISTRIBUTORS, INC.
       By:  /s/ Edmund J. Burke                  By:  /s/ Tane T. Tyler
            -------------------                       -----------------
       Name:  Edmund J. Burke                    Name:  Tane T. Tyler
       Title:  President                         Title:  Secretary